As filed with the Securities and Exchange Commission on July 30, 1997
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                   SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549
                      ---------------------------
                               FORM S-8
      REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                      ---------------------------
                     ELECTROMAGNETIC SCIENCES, INC.
        (Exact name of registrant as specified in its charter)

     Georgia                                     58-1035424
-----------------                           -------------------
(State of Incorporation)              (IRS Employer Identification No.)

660 Engineering Drive, Technology Park/Atlanta, Norcross, Georgia
                                                            30092
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(Address of Principal Executive Offices)               (Zip Code)

    Electromagnetic Sciences, Inc. 1997 Stock Incentive Plan
    --------------------------------------------------------
                    (Full title of the plan)


                    William S. Jacobs
                    Vice President and General Counsel
                    Electromagnetic Sciences, Inc.
                    660 Engineering Drive
                    Technology Park/Atlanta
                    Norcross, Georgia 30092
                    (770) 263-9200, ext. 4214
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   (Name, address, including zip code, and telephone number,
including area code, of agent for service)








                      CALCULATION OF REGISTRATION FEE
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Title of          Amount      Proposed        Proposed        Amount of
Securities        to be       Maximum         Maximum         Registration
to be             Registered  Offering Price  Aggregate       Fee
Registered                    Per Share       Offering Price
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Common Stock,     161,800     $23.50*         $3,802,300      $1,152.22
 $.10 par value    13,000      18.25*            237,250          71.89
                  225,200      21.625**        4,869,950       1,475.74
                  -------                      ---------       --------

TOTAL             400,000                     $8,909,500      $2,699.85
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     *Determined in accordance with Rule 457(h), based on the price at which options to purchase these shares may be exercised.
     **Determined in accordance with Rule 457(h) and (c), based on the average of the high and low sales prices reported in the NASDAQ system for July 24, 1997.

                             PART II
        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

     The following documents heretofore filed by Electromagnetic
Sciences, Inc. (the "Company") with the Securities and Exchange
Commission under the Securities Exchange Act of 1934 (the
"Exchange Act") are hereby incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended.

     (2) The Company's Report on Form 10-Q for the quarter ended March 31, 1997.

     (3) The description of the Common Stock hereby registered contained in the Company's Report on Form 8-K dated
          July 3, 1989.

     In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part thereof from the respective date of filing of each such document.

Item 4.  Description of Securities

     Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

     William S. Jacobs, Vice President and General Counsel of the Registrant, who has given his opinion as to the validity of the securities hereby registered, is an officer and employee of the Registrant, and he and/or members of his family are beneficial owners of an aggregate of 14,869 shares of the Registrant's outstanding common stock. Mr. Jacobs also holds options to acquire 22,750 additional shares (of which options for 12,750 shares currently may be exercised).

Item 6.  Indemnification of Directors and Officers.

     The Bylaws of the Company provide that the Company will indemnify its directors and officers, and persons serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, judgments and amounts paid in settlement actually and reasonably incurred by any such person in connection with threatened or actual actions, suits or proceedings, whether civil, criminal, administrative or investigative, to which such person becomes subject by having served in such role. Such indemnification shall be made if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that such person did not so act and did not have such reasonable cause to believe. With respect to actions by or on behalf of the Company, the foregoing indemnification pursuant to the Bylaws shall not be paid for judgments or amounts paid in settlement, but shall be paid for expenses; however, except as discussed below, no indemnification will be made for any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company, except to the extent that a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity.

     The Company will indemnify the persons discussed in the immediately preceding paragraph if (a) the Company's Board of Directors by a majority vote of a quorum consisting of directors who are not parties to the action, suit or proceeding, (b) if such a quorum is not obtainable, a committee, consisting of two or more directors who are not parties to the action, suit or proceeding designated by the Board of Directors (in which designation interested directors may participate), by a majority vote, or (c) special legal counsel selected as required by law, determine that indemnification is proper in the circumstances because the person has met the applicable standard of conduct discussed in the immediately preceding paragraph. However, expenses shall be paid by the Company as they are incurred and in advance of the final disposition of the relevant case, upon receipt of an undertaking by the director or officer to repay such amounts if it shall ultimately be determined that he or she is not entitled to be indemnified. Independent of these indemnification provisions contained in the Bylaws, the Georgia Business Corporation Code provides a statutory right to indemnification from the Company to a director or officer who is successful in the defense of any proceeding to which he was a party because he is a director or officer of the Company.

     In addition to the foregoing indemnification provisions, the Bylaws authorize further indemnification of directors and officers. Pursuant to this provision, the Company is a party to Indemnification Agreements that provide substantially broader indemnity rights than those described above. Among other things, these Agreements provide for indemnification in respect of judgments in actions by or on behalf of the Company, and do not require, as a condition of indemnification, independent determinations that the individual met the specified standards of conduct. However, under the Agreements and applicable Georgia law, no indemnification may be paid: (i) if it is determined that the individual's conduct constituted intentional misconduct, fraud or a knowing violation of the law, or an appropriation, in violation of his or her duties, of any business opportunity of the Company; (ii) with respect to liability for distributions to shareholders in excess of amounts legally available for such distributions; or (iii) with respect to any transaction from which he or she received an improper personal benefit.

     The Company maintains a directors' and officers' liability insurance policy covering certain losses arising from claims made against them by reason of wrongful acts (with certain exceptions) committed by them in their capacities as directors and officers. The insurer's limit of liability under the policy is $10 million per policy year.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     The following documents are filed as exhibits to this Registration Statement:

     4.1 Amended and Restated Articles of Incorporation of the Registrant, effective July 3, 1989 (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31,
          1995).

     4.2 Bylaws of the Registrant, as amended and restated through July 28, 1989 (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form
          10-K for the year ended December 31, 1995).

     4.3 Electromagnetic Sciences, Inc. Stockholder Rights Plan dated as of July 3, 1989 (incorporated by reference to Exhibit 4.1 to the Registrant's Annual Report on Form
          10-K for the year ended December 31, 1995).

     5.1  Opinion of William S. Jacobs, General Counsel of the
          Registrant, as to the legality of the securities being registered.

     24.1 Consent of William S. Jacobs (appears in his opinion filed as Exhibit 5.1).

     24.2 Consent of KPMG Peat Marwick LLP.

Item 9.  Undertakings.

     (a)  The undersigned hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i)  To include any prospectus required by Section
                    10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.



                               SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on July 25, 1997.

                                   ELECTROMAGNETIC SCIENCES, INC.

                                   By:    /s/ Thomas E. Sharon
                                        --------------------------
                                        Thomas E. Sharon
                                        President and Chief Executive
                                        Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated.

       Signature               Title                     Date
---------------------    ---------------------     -----------------
/s/ Thomas E. Sharon     President and Chief       July 25, 1997
--------------------     Executive Officer and
    Thomas E. Sharon     Director (Principal
                         Executive Officer)

/s/ John E. Pippin       Chairman of the Board     July 25, 1997
--------------------
    John E. Pippin

/s/ Don T. Scartz        Senior Vice President     July 25, 1997
--------------------     and Chief Financial
    Don T. Scartz        Officer, Treasurer, and
                         Director (Principal
                         Financial and Accounting
                         Officer)

/s/ Anthony J. Iorillo   Director                  July 25, 1997
--------------------
Anthony J. Iorillo

/s/ Jerry H. Lassiter    Director                  July 25, 1997
--------------------
Jerry H. Lassiter

/s/ John H. Levergood    Director                  July 25, 1997
--------------------
John H. Levergood

/s/ John B. Mowell       Director                  July 25, 1997
--------------------
John B. Mowell



                                                  Exhibit 5.1


                              July 28, 1997



Electromagnetic Sciences, Inc.
660 Engineering Drive
Technology Park/Atlanta
Norcross, Georgia 30092

Gentlemen:

     This opinion is given to you in connection with the filing by Electromagnetic Sciences, Inc., a Georgia corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Registration Statement on Form S-8 (the "Registration Statement") with respect to 400,000 shares of the common stock, $.10 par value (the "Common Stock"), of the Company issuable pursuant to the Company's 1997 Stock Incentive Plan (the "Plan"). As counsel for the Company I have examined the relevant corporate documents incident to the giving of this opinion.

     Based on the foregoing, I am of the opinion that the shares of Common Stock issuable under the Plan, when issued and delivered in accordance with the provisions of options issued in accordance with the Plan, will be legally issued, fully paid and non-assessable, and when issued and delivered as Restricted Stock in accordance with the Plan will be legally issued and, upon lapse of applicable restrictions, will be fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,


                                   /s/ William S. Jacobs
                                   ------------------------
                                   William S. Jacobs
                                   General Counsel








                                                  Exhibit 24.2



                 CONSENT OF INDEPENDENT AUDITORS






The Board of Directors
Electromagnetic Sciences, Inc.

We consent to the use of our reports incorporated herein by reference.





                         /s/ KPMG Peat Marwick LLP
                         KPMG Peat Marwick LLP


Atlanta, Georgia
July 30, 1997